Exhibit 23.2

Consent of Independent

Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this registration statement on Form S-8 of Hooker Furniture Corporation of our report dated December 13, 2002 (and dated as of January 2, 2003 and December 19, 2003 as noted therein), relating to the consolidated statements of income, shareholders’ equity and cash flows of Hooker Furniture Corporation and subsidiary for the fiscal year ended November 30, 2002.

/s/ BDO Seidman, LLP

Richmond, Virginia
October 11, 2005